Exhibit 99.1
 Explanation of Response

(1)  This total includes a pro-rata distribution to a limited partner of JCF CO LF, L.P. of 3,097 shares of common stock of the Issuer not previously reported.

(2)  Kent C. McCarthy is the manager of Jayhawk Private Equity, LLC, which is the general partner of Jayhawk Private Equity GP II, L.P.  Jayhawk Private Equity GP II, L.P. is the general partner of Jayhawk Private Equity Fund II, L.P.  Jayhawk Private Equity Fund II, L.P. directly owns 5,973,513 shares of the issuer reported on this form.  As a result, Mr. McCarthy, Jayhawk Private Equity, LLC and Jayhawk Private Equity GP II, L.P. each indirectly beneficially own 5,973,513 shares.  Kent C. McCarthy is also the manager of Jayhawk Capital Management, LLC, which is the general partner of JCF CO LF, L.P.  JCF CO LF, L.P. directly owns 1,928,211 shares of the issuer reported on this form.  As a result, Mr. McCarthy and Jayhawk Capital Management, LLC indirectly beneficially own 1,928,211 shares.  As a result of being the manager of Jayhawk Capital Management, LLC and Jayhawk Private Equity, LLC, Kent C. McCarthy indirectly beneficially owns an aggregate of 7,901,724 shares.  Each reporting person disclaims beneficial ownership of the reported securities except to the extent of such reporting person’s pecuniary interest therein.